Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Alibaba Group Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit			Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value US$0.000003125 per share(2)	Other	200,000,000 shares	(3)	US$11.80	(4)	US$	2,360,125,000	US$92.70 per US$1,000,000	US$	218,783.59
Total Offering Amounts							US$	2,360,125,000		US$	218,783.59
Total Fee Offsets										US$	0.00
Net Fee Due										US$	218,783.59

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement to which this exhibit 107 is a part includes an indeterminate number of additional ordinary shares, par value US$0.000003125 per share (the “Ordinary Shares”) of Alibaba Group Holding Limited (the “Company” or “Registrant”), which may be offered and issued under the Registrant’s 2014 Post-IPO Equity Incentive Plan (the “2014 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	These Ordinary Shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents eight Ordinary Shares. ADSs issuable upon deposit of the securities registered hereby have been registered under separate registration statements on Form F-6 (Registration No. 333-198401, Registration No. 333-231579 and Registration No. 333-262511).

(3)	Represents additional Ordinary Shares reserved for issuance under the 2014 Plan pursuant to the 2014 Plan’s evergreen provision.

(4)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ADSs as reported on the New York Stock Exchange on June 1, 2022 divided by eight, the then Ordinary Share-to-ADS ratio.